NEWS RELEASE for October 7, 2008 FOR IMMEDIATE RELEASE

Contacts:	Kayla Castle
Investor Relations Manager
Palomar Medical Technologies, Inc.
781-993-2411
ir@palomarmedical.com
PALOMAR WINS CANDELA'S TEXAS LAWSUIT

        BURLINGTON, MA (October 7, 2008) … Palomar Medical Technologies Inc (Nasdaq:PMTI) today announced that, following trial, a jury has found that Palomar’s products do not infringe a Candela patent, specifically U.S. Patent No. 5,810,801 (the “'801 Patent”). The trial took place in United States District Court for the Eastern District of Texas. Palomar’s Lux1540, Lux1540z, LuxIR and LuxDeepIR handpieces when used on the StarLux 500 and 300 Systems were found non-infringing. In addition, the jury found that all of the claims at issue in ‘801 Patent were invalid over prior art.

        Candela accused eight Palomar handpieces when used with four different platform systems of infringing all of the claims of three Candela Patents. Specifically Candela accused Palomar’s LuxY, LuxYs, LuxG, LuxB, Lux1540, Lux1540z, LuxIR and LuxDeepIR handpieces when used on the StarLux 500, StarLux 300, MediLux or EsteLux Systems of infringing U.S. Patent Nos. 5,810,801; 6,120,497 and 6,659,999. On June 20, 2008, Candela dropped its accusations against Palomar’s LuxB handpiece. Then on September 22, 2008, just days before the start of trial, Candela (i) dropped its accusations against Palomar’s LuxY, LuxYs, and LuxG handpieces, (ii) dropped two of its patents from the lawsuit, specifically 6,120,497 and 6,659,999, and (iii) dropped from the lawsuit all method claims in 5,810,801. Consequently, Candela went to trial on September 29th accusing only Palomar’s Lux1540, Lux1540z, LuxIR and LuxDeepIR when used with the StarLux 500 or 300 of infringement of only claims 11-14 of 5,810,801. In addition, Candela significantly reduced the amount of damages it was seeking.

        Chief Executive Officer Joseph P. Caruso commented, “We are very pleased with the jury’s decision. The jury’s verdict completes our win in this lawsuit by finding our products to be non-infringing and the patent claims at issue to be invalid. We are also happy that the costs associated with this trial are behind us.”

        Mr. Caruso continued, “Importantly, we now move closer to Palomar’s lawsuit against Candela for infringement of Palomar’s hair removal patents: U.S. Patent Nos. 5,595,568 and 5,735,844. Candela has admitted that it brought the lawsuit in Texas in retaliation for the hair removal lawsuit. In this just completed Texas trial, Candela’s corporate representative testified under oath that the demand for hair removal was far greater than the demand for any other laser treatment. We agree. That trial is not yet scheduled but we expect the trial to take place next year.”

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Palomar — Page 2

        About Palomar Medical Technologies, Inc.: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. In December 2006, Palomar became the first company to receive a 510(k) over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA) for a new, patented, home use, light-based hair removal device. OTC clearance allows the product to be marketed and sold directly to consumers without a prescription. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons. Palomar is testing many new and exciting applications to further advance the hair removal market and other cosmetic applications. Palomar is focused on developing proprietary light-based technology for introduction to the mass markets. Palomar has granted The Procter & Gamble Company a non-exclusive License Agreement to certain patents, technology and FDA documents related to the home-use, light-based hair removal field for women. In addition, Palomar has an exclusive development and license agreement with Johnson & Johnson Consumer Companies to develop and potentially commercialize home-use, light-based devices for reducing or reshaping body fat including cellulite, reducing the appearance of skin aging, and reducing or preventing acne.

        This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on the Company’s current expectations, plans, intentions, beliefs or predictions. These forward-looking statements are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, including patent infringement lawsuits, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, factors affecting the Company’s future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2007 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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